EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is entered into as of May 6, 2009, by and between Young Innovations, Inc., a Missouri corporation ("Employer"), and George E. Richmond ("Employee").

In consideration of the terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby agrees to employ Employee and Employee agrees to accept such employment upon the terms and conditions herein set forth.

2. Employment Period. The initial term of employment hereunder shall commence on the Effective Date and shall expire on December 31, 2009 (such period, the "Initial Term"). The term of this Agreement shall automatically extend for successive one year periods (each a "Successive Term"), unless terminated by either party at least ninety (90) days prior to the expiration of the Initial Term or any Successive Term. The terms of this Agreement shall be binding during all Successive Terms, except as may be modified in writing by agreement of the Employer and Employee.

3. Duties. Employee shall perform such duties as may be assigned to him from time to time by the Board of Directors of Employer and the Chief Executive Officer of Employer. During the Initial Term or any Successive Terms, Employee may not undertake any other employment that in the opinion of the Board of Directors interferes with the effective carrying out of Employee's duties hereunder; provided, however, that, subject to Section 7, nothing herein shall prevent Employee from entering into consulting agreements or other advisory relationships with outside companies or making and managing personal investments or engaging in industry related, community and/or charitable activities, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of his duties and responsibilities to Employer.

4.	Compensation.

(a) Salary. Employer shall pay to Employee salary at the rate of $50,000 per year throughout the Initial Term or any Successive Terms, or such other amounts as shall be agreed between Employee and Employer and as approved by the Compensation Committee or the Board of Directors (in each case, the "Base Salary").

(b) Holidays and Vacation Time. Employee shall be entitled to sick leave as is consistent with Employer's policy for executive employees with respect to such matters as of the date hereof. Employee is entitled to as many weeks of paid vacation time as Employee deems appropriate, provided that such vacation time does not interfere with Employee's duties to Employer. Moreover, if this Agreement is terminated for any reason other than Cause, death or Permanent Disability, Employee shall be entitled to receive, in addition to any other amounts provided for herein, three weeks of paid vacation.

(c) Other Benefits. Subject to Employer's rules, policies and regulations as in effect from time to time (and subject to applicable eligibility requirements, including a minimum employment period), Employee shall be entitled to all other rights and benefits for which Employee may be eligible under any: (i) group life insurance, disability or accident, death or dismemberment insurance, (ii) medical and/or dental insurance program (90-day minimum employment period, for which Employer will reimburse the COBRA expenses of Employee), (iii) 401(k) benefit plan, or (iv) other employee benefits that Employer may, in its sole discretion, make generally available to other executives of the Employer; provided, however, that nothing herein shall obligate Employer to establish or maintain any of such benefits or benefit plans. In addition to the foregoing, Employer agrees that it shall pay for 100% of any premiums for a health insurance policy which covers Employee and his Qualified Dependents (PPO or equivalent).

(d) Payments Attributable to Restrictive Covenants. In exchange for Employee agreeing to be subject to the provisions of Section 7(d), (e) and (f) for the remainder of his life, following the termination of Employee's employment with Employer by: (i) failure to enter into a new employment contract or extension(s) of this Agreement, (ii) Voluntary Termination by Employee, or (iii) Termination by the Employer Without Cause, Employer shall be obligated to pay Employee $50,000 per year (pro-rata on a monthly basis throughout the year). Such payments shall terminate beginning with the month after Employee's death. The initial monthly pro rata payment made pursuant to this Section 4(d) shall be made as soon as practicable following the effective date of Employee’s termination (but in no event later than the fifteenth day of the third month after the date of termination); provided, however, that no payment under this Section or under Section 4(b) shall be paid to Employee if he is a specified employee as defined in Section 409A until the first payroll date of the seventh (7th) month following Employee’s separation from service (as defined in Code Section 409A) with any suspended payments paid in a lump sum without interest. Thereafter, the remainder of payments due Employee under this Section 4(d) shall be payable pro rata on a monthly basis throughout the year.

5.	Termination of Employment.

(a) Death. In the event of Employee's death, Employer shall pay to Employee's personal representative (on behalf of Employee's estate), within sixty (60) days after Employer receives written notice of such representative's appointment, all amounts of Base Salary accrued pursuant to Section 4 above as of the date of Employee's death, which payment shall constitute full and complete satisfaction of Employer's obligations hereunder. Employee's dependents shall also be entitled to receive fully paid group medical and dental benefits for a period of ninety (90) days at Employer's expense, and thereafter, at the dependents' expense, any continuation of health insurance coverage rights, if any, under applicable law.

(b) Termination for Cause or Voluntary Termination. The Employer may in its sole discretion terminate this Agreement and Employee's employment with Employer for

Cause (as defined in Section 6(e) below) at any time and with or without advance notice to Employee. If Employee's employment is terminated for Cause or if Employee Voluntarily Terminates (as defined below) his employment with Employer, Employer shall promptly pay to Employee all amounts of Base Salary accrued pursuant to Section 4 above through the date of termination, whereupon Employer shall have no further obligations to Employee under Section 4 of this Agreement, except as set forth in Section 4(d). Employee and his dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law.

(c) Termination Without Cause. Employer may terminate this Agreement and Employee's employment with Employer without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given). In the event Employee's employment with Employer is terminated pursuant to this Section 5(c), (i) Employer shall pay to Employee all amounts of Base Salary accrued pursuant to Section 4 above through the date of termination, (ii) Employee shall be relieved of his obligations under Sections 1 and 3 hereof, and (iii) Employee shall be free to seek other employment subject to the terms of Section 7 hereof. In addition, if Employee's employment with Employer is terminated pursuant to this Section 5(c), Employer shall pay to Employee the value of all compensation and benefits that Employee would have earned under this Agreement for the remainder of the Initial Term or any Successive Term together with all reasonable attorneys' or other professional fees and costs incurred by Employee in enforcing his rights under this Section 5(c). Employee and his dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law. Any benefits provided under this Section 5(c) shall be paid in installments subject to the following:

(i)        For purposes of applying the exception to Section 409A for short-term deferrals, each installment payment made pursuant to this Section 5(c) shall be treated as a separate “payment” for purposes of Section 409A. Accordingly, any benefits paid (1) within 2-½ months of the end of the Employer’s taxable year containing the date on which Employee incurs a separation from service (as defined in Section 409A) (the “separation date”), or (2) within 2-½ months of Employee’s taxable year containing the separation date shall be exempt from Section 409A.

(ii)       To the extent benefits are not exempt from Section 409A under subparagraph (i) above, and to the extent Employee’s remaining severance pay benefit is equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2), such severance benefit shall be exempt from Section 409A.

(iii)      Only to the extent a portion of Employee’s severance pay benefit is not exempt from Section 409A pursuant to subparagraphs (i) and (ii) above, such severance pay benefit shall be payable to Employee in installments according to the Employer’s normal payroll schedule commencing on the payroll date following Employee’s separation date; provided, however, that no payment shall be paid to Employee if he is a specified employee as defined in Section 409A until the first payroll date of the seventh (7th) month following Employee’s separation date with any suspended payments paid in a lump sum without interest. Thereafter, the remainder of Employee’s severance pay benefit subject to this subparagraph (iii) shall be payable in installments according to the Employer’s normal payroll schedule.

(d) Mutual Agreement. This Agreement may be terminated by the mutual written agreement of Employer and Employee. Employee's rights and obligations, in such event, shall be as set forth in the termination agreement.

(e)	Termination Obligations.

(i) Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Employee in the course of or incident to his employment by Employer, belongs to Employer and shall be promptly returned to Employer upon termination of Employee's employment. The term "personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of Employer or any of its affiliates. Following termination, Employee will not retain any written or other tangible material containing any proprietary information of Employer or any of its affiliates.

(ii) Employee's obligations under Sections 5(e), 7, and 10 shall survive termination of this Agreement.

6. Definitions. For the purposes of this Agreement the following terms and phrases shall have the following meanings:

(a) "Accounting Firm" shall mean the "Big-Five" firm who regularly prepares Employer's audited financial statements.

(b) "Affiliate(s)" shall have the same meaning ascribed to such term in the Exchange Act.

(c) "Associate(s)" shall have the same meaning ascribed to such term in the Exchange Act.

(d) "Beneficial Ownership" shall have the same meaning ascribed to such term in Rule 13d-3 promulgated pursuant to the Exchange Act.

(e) "Cause" shall mean (i) violation of any agreement or law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality between Employee and Employer or an affiliate, (ii) willful, intentional or bad faith conduct that materially injures Employer or an Affiliate, (iii) commission of a felony, an act of fraud or the misappropriation of property; and (iv) gross neglect or moral turpitude.

(f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(g) "Effective Date" shall mean the date hereof.

(h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(i) "IRS" shall mean the Internal Revenue Service.

(j) "Permanent Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

(k) "Person" shall have the same meaning as ascribed to such term in Sections 13(d) and 14(d)(2) of the Exchange Act; provided, however, that for purposes of this Agreement, neither Employer nor any trustee or fiduciary acting in such capacity for an employee benefit plan sponsored or maintained by Employer or any entity controlled by Employer, shall be deemed to be a "person".

(l) "Qualified Dependents" shall mean Employee's spouse and unmarried children less than 19 years old; provided, that the 19 year age limit does not apply to a child who: (i) is enrolled as a full time student in school and (ii) has not attained the age of 23 years.

(m) "Voluntary Termination" (including "Voluntarily Terminates") shall mean the termination by Employee of his employment with Employer by voluntary resignation or any other means other than death, retirement or Permanent Disability and other than simultaneous with or following termination for Cause or an event which, whether or not known to Employer at the time of such Voluntary Termination by Employee would constitute Cause.

7.	Restrictive Covenants.

(a) Consideration and Acknowledgements. Employee acknowledges and agrees that the covenants described in this Section 7 are essential terms of this Agreement and that the Agreement would not be entered into by Employer in the absence of the covenants described herein. Employee acknowledges and agrees that the covenants set forth in this Section are necessary for the protection of the business interests of Employer. Employee further acknowledges that these covenants are supported by adequate consideration as set forth elsewhere in this Employment Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest. Employee acknowledges and agrees that the covenants set forth in this Section 7 are reasonable and enforceable in every respect under applicable law.

(b) Term. The covenants set forth in this Section 7 shall remain in force and effect throughout the Initial Term or any Successive Term(s) and for such subsequent period as set forth in Section 4(d) of this Agreement, regardless of the reason for or timing of the termination of Employee's employment.

(c) Definitions. As used in this Section 7, the following terms have the following meanings:

(i) "Employer" shall mean Young Innovations, Inc., including any parent, subsidiary or affiliate as of the date of this Agreement or at any time during the Initial Term or any Successive Term(s).

(ii) "Confidential Information" shall include any and all information not generally available to the public through legitimate means regarding any past, current or anticipated future business, product, system, service, process, or practice of Employer, as well as any and all information relating to Employer's business, research, development, purchasing, accounting, advertising, marketing, manufacturing, merchandising and selling. Confidential Information includes but is not limited to information that may constitute a "trade secret" under applicable law.

(iii) "Competing Business" means any product, system, service, process or practice produced, provided, marketed or sold anywhere in the geographic area where Employer is then conducting any business by any person or entity other than Employer which competes directly or indirectly with any product, system, service, process or practice produced, provided, marketed, sold, or under development by Employer at any time during Employee's employment.

(iv) "Competing Organization" means Employee and any person or entity which is engaged in, or is planning to become engaged in research, development, production, manufacturing, marketing or selling of a Competing Business within the area in which Employer is then conducting any business or has affirmative plans to conduct business while these covenants are in effect.

(d) Non-Disclosure of Confidential Information. Except as necessary to perform his job duties, Employee agrees not to use any Confidential Information, or disclose any Confidential Information to any person or entity, either during or at any time after his employment, without Employer's prior written consent, unless required to do so by a court of competent jurisdiction, or by an administrative or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information.

(e) Non-Competition. Employee agrees that during and after his employment, Employee will not render services to, give advice to, become employed by or otherwise affiliate with, directly or indirectly, any Competing Organization, nor will he (on behalf of himself or any other person or entity) engage directly or indirectly in any Competing Business, unless otherwise agreed to in writing by Employer.

(f) Non-Inducement. Employee agrees that during and after his employment, he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Employee. Employee also specifically agrees that he will not directly or indirectly induce any other employee of Employer to leave the employ of Employer or to carry out, directly or indirectly, any such activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Employee.

(g) Inventions and Patents. Employee agrees to promptly and fully disclose in writing and does hereby assign to Employer every invention, innovation, copyright, or improvement made or conceived by Employee during the period of his employment that relates directly or indirectly to his employment with Employer. Employee further agrees that both during and after his employment, without charge to Employer but at Employer's expense, he will execute, acknowledge and deliver any documents, including applications for Letters Patent, as may be necessary, or in the opinion of Employer, advisable to (i) obtain, enjoy and/or enforce Letters Patent for those inventions, innovations or improvements in the United States and in any other country; (ii) obtain, enjoy or enforce the right to claim the priority of the first filed patent application anywhere in the world; or (iii) vest title in Employer and its successors, assigns or nominees. Additionally, Employee agrees that for a period of one (1) year after termination of his employment, any invention, development, innovation, or improvement within the scope of this Section shall be presumed to have been made during his employment with Employer. Employee shall have the burden of clearly and convincingly establishing otherwise.

This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee's own time, and (1) which does not relate (x) directly to the business of Employer or (y) to Employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for Employer.

(h) Enforcement of These Covenants. Employee acknowledges that full compliance with all of the covenants set forth in this Section 7 is necessary to enable Employer to do business with its customers and suppliers for the Initial Term and any Successive Term(s) of this Agreement and to prevent damage to Employer for which there will be no adequate remedy at law. In the event of a breach of any of these covenants, Employee therefore acknowledges and agrees that Employer shall be entitled to injunctive relief, and Employer shall further be entitled to such other relief, including money damages, as may be deemed appropriate by a court of competent jurisdiction or an arbitrator. In the event of a court action based upon an alleged breach of any of these covenants, the prevailing party (as determined by court ruling on the merits of the dispute) will be reimbursed by the other party for reasonable attorneys' fees and costs incurred as a result of the dispute. If any court should at any time find any one of these covenants to be unenforceable or unreasonable as to scope, territory or period of time, then the scope, territory or period of time of the covenant shall be that determined by the court to be reasonable, and the parties hereby agree that the court has the authority to so modify any of these covenants as necessary to make the covenant enforceable.

(i)	Existence of Other Obligations. Employee represents and warrants that he is not currently subject to any contractual or other obligations to any former employer or other entity, including but not limited to obligations not to use or disclose confidential information, or to refrain from competing with any person or entity.

(j) Waiver. Employee agrees that Employer's failure to enforce any of the covenants of this Section 7 in any particular instance shall not be deemed to be a waiver of the covenant in that or any subsequent instance, nor shall it be deemed a waiver by Employer of any other rights at law or under this Agreement.

8. Jurisdiction; Service of Process. Each of the parties hereto agrees that any action or proceeding initiated or otherwise brought to judicial proceedings by either Employee or Employer concerning the subject matter of this Agreement shall be litigated in the United States District Court for the Eastern District of Missouri or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Missouri (the "Courts"). Each of the parties hereto expressly submits to the jurisdiction and venue of the Courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to his or its address as set forth herein or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless of whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); provided that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at his or its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon him or it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to him or it. Each party hereto waives any claim that the Courts are an inconvenient forum or an improper forum based on lack of venue or jurisdiction. Except as specifically provided in this Agreement, each party shall bear its own costs and attorneys' fees incurred in connection with any such actions or proceedings.

9. Injunctive Relief. Employee acknowledges that damages would be an inadequate remedy for Employee's breach of any of the provisions of Section 7 of this Agreement, and that breach of any of such provisions will result in immeasurable and irreparable harm to Employer. Therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee's breach or threatened breach of any such provision, Employer shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of Section 7, without the necessity of posting a bond.

10. Miscellaneous.

(a)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when made, if delivered personally, (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) two (2) days after delivery to a reputable overnight courier service, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

To Employer:
Young Innovations, Inc.
13705 Shoreline Court East
Earth City, MO 63045
Attention: President.

To Employee, to his home address as recorded in the payroll records of Employer from time to time.

(b) Governing Law. This Agreement shall be governed as to its validity and effect by the internal laws of the State of Missouri, without regard to its rules regarding conflicts of law.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of (i) the heirs, executors and legal representatives of Employee, upon Employee's death, and (ii) any successor of Employer, and any such successor shall be deemed substituted for Employee or Employer, as the case may be, under the terms hereof for all purposes. As used in this Agreement, "successor" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly acquires a majority of the assets, business or stock of Employer. Employee acknowledges and agrees that the rights and obligations of Employer hereunder may be assigned to and assumed by any of its wholly or majority-owned subsidiaries, without Employee's consent, which assignment and assumption shall constitute a release of Employer, of all of its obligations and liabilities hereunder.

(d) Integration. This Agreement amends and restates the Employment Agreement dated April 1, 2002, as amended, in its entirety and constitutes the entire agreement between the parties with respect to all matters covered herein, including but not limited to the parties' employment relationship and Employee's entitlement to compensation, commissions and benefits from Employer or any of its affiliated companies and/or the termination of Employee's employment. This Agreement supersedes all prior oral or written understandings and agreements relating to its subject matter and all other business relationships between Employer and/or its affiliated companies, including the Employment Agreement dated July 25, 2000 by and between Employer and Employee (the "Prior Employment Agreement"). Employee and Employer hereby agree that the Prior Employment Agreement is hereby terminated effective as of the date hereof and that the Prior Employment Agreement shall thereafter be null and void and of no further force and effect.

(e)	No Representations. No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to Employee's relationship with Employer or any of its executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, commissions and benefits, any entitlement to stock, stock rights, stock option plan benefits, profits, debt and equity interests in Employer or any of its affiliated companies or regarding the termination of Employee's employment. In this regard, Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of Employer.

(f) Amendments. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(g) Counterparts. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Severability and Non-Waiver. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Employer shall be implied by Employer's forbearance or failure to take action.

(i) Voluntary and Knowledgeable Act. Employee represents and warrants that Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

(j) Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(k) Code Section 409A Compliance. It is the intent of the Employer and Employee to comply with all provisions of Section 409A so that Employee shall not be required to include in his gross income for federal income tax purposes, prior to the actual receipt thereof, any amounts received that may otherwise be considered to be deferred payments. In the event that the interpretation or requirements of Section 409A change during the Term, Employee and the Employer will amend this Agreement, only as necessary, to comply with any such change, if and to the extent such an amendment would be permitted by Section 409A. Notwithstanding any provision herein to the contrary, nothing in this Agreement shall require the Employer or any Affiliate to pay any tax, penalty or interest assessed against Employee or otherwise required to be paid by Employee for any Section 409A failures or non-compliance with Section 409A.”

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:

YOUNG INNOVATIONS, INC.

By: /s/ Arthur L. Herbst, Jr.

Its: President and Chief Financial Officer

EMPLOYEE:

/s/ George E. Richmond
George E. Richmond